Filed Pursuant to Rule 433
Registration Statement No. 333-174554
March 19, 2012

FINAL TERM SHEET

Issuer:	Husky Energy Inc.

Anticipated Ratings:	Moody’s: Baa2; S&P: BBB+; DBRS: A-low

Principal Amount:	US$500,000,000

Coupon:	3.950%

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing October 15, 2012

Maturity Date:	April 15, 2022

Benchmark Treasury:	2.000% due February 15, 2022

U.S. Treasury Yield:	2.388%

Spread to Treasury Benchmark:	+ 160 bps (1.600%)

Re-offer Yield:	3.988%

Initial Price to Public:	Per Note: 99.685% Total: U.S.$498,425,000

Optional Redemption:	At any time prior to January 15, 2022 (the date that is three months prior to the maturity date of the notes) for an amount equal to the principal amount of the notes redeemed plus a make-whole premium of U.S. Treasury plus 25 bps and accrued but unpaid interest to the redemption date.

At any time on or after January 15, 2022 (the date that is three months prior to the maturity date of the notes) for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

The notes may also be redeemed in whole, but not in part, at the redemption price described in the prospectus at any time in the event certain changes affecting Canadian withholding taxes occur.

Settlement Date:	March 22, 2012 (T+3)

CUSIP:	448055 AJ2

ISIN:	US448055AJ20

Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

CIBC World Markets Corp.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Scotia Capital (USA) Inc.

BMO Capital Markets Corp.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

SMBC Nikko Capital Markets Limited

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Barclays Capital Inc. toll-free at 1-888-603-5847, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.